Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Third Quarter 2021 Financial Results

CORAL GABLES, FL. - November 3, 2021 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter ended October 1, 2021.

Financial highlights for the third quarter and first nine months of 2021:

•Net sales for the third quarter of 2021 increased to $1,004.8 million compared with $989.7 million in the prior-year period; Net sales for the first nine months of 2021 increased to $3,234.6 million compared with $3,200.0 million in the prior-year period;

•Gross profit for the third quarter of 2021 decreased to $48.9 million compared with $67.3 million in the prior-year period; gross profit for the first nine months of 2021 increased to $264.0 million compared with $214.5 million in the prior-year period;

•FDP net income(1) for the third quarter of 2021 was $1.3 million compared with $17.4 million in the prior-year period, corresponding Diluted EPS(2) was $0.03 compared with $0.37 in the prior-year period; FDP net income(1) for the first nine months of 2021 was $91.2 million compared with $48.3 million in the prior-year period, corresponding Diluted EPS(2) was $1.91 compared with $1.01 in the prior-year period;

•Adjusted EBITDA(3) for the third quarter of 2021 was $26.2 million compared with $51.0 million in the prior-year period; Adjusted EBITDA(3) for the first nine months of 2021 was $192.0 million in the first nine months of 2021 compared with $165.5 million in the prior-year period.

“While we continue to operate in one of the most challenging macroeconomic environments in recent history, impacted by inflationary and cost pressures across our supply chain, we remain focused on growth by managing our business for the long term and on continuing to provide reliable, quality service to our customers," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “In terms of seasonality, the second half of the year is typically more challenging due to industry-wide excess supply and shifts in demand towards seasonal fruits. During the third quarter, we continued to experience significantly higher input cost and labor shortages, which impacted our margins and profitability. To offset this impact we are implementing inflation-justified price increases in an effort to maintain our continuous supply and service levels."

"As we move forward, we believe that our recent capital investments in the automation of our production facilities, further leveraging of our vertical integration, such as the recent addition of 6 new refrigerated container vessels to our fleet, optimization and consolidation of our operations and product rationalization will prove to be advantageous by putting us in a stronger, more agile position."
Net sales for the third quarter of 2021 increased $15.1 million, or 2%, compared with the prior-year period. The increase in net sales was driven by higher net sales across all the Company's segments, particularly the other products and services segment including third-party freight services and poultry and meats category. Net sales were also positively impacted by favorable exchange rates.

Gross profit for the third quarter of 2021 was $48.9 million compared with $67.3 million in the prior-year period and Adjusted Gross profit(3) was $48.9 million compared with $69.1 million in the prior-year period. The decrease was primarily as a result of the impact of inflation, strained transportation capacity, lack of sufficient labor availability and other cost pressures, which resulted in higher per unit production and distribution costs including packaging materials, fertilizers, inland freight, labor and fuel costs. The impact of these pressures in the third quarter was intensified by seasonality, as the Company has historically realized a greater portion of net sales and gross profit during the first two calendar quarters of the year. Gross margin decreased to 4.9% from 6.8% in the prior-year period.
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Operating income for the third quarter of 2021 was $1.3 million compared with $26.6 million in the prior-year period, and Adjusted Operating income(3) was $0.3 million compared with $25.3 million in the prior-year period. The decrease in operating income was primarily due to lower gross profit, and higher selling, general and administrative expenses mainly due to higher administrative expenses.
FDP net income for the third quarter was $1.3 million compared with $17.4 million in the prior year-period and Adjusted FDP Net income(3) was $0.7 million compared with $16.4 million in the prior-year period. The decrease was primarily the result of lower operating income.
Adjusted EBITDA(3) for the third quarter was $26.2 million compared with $51.0 million in the prior-year period, and corresponding Adjusted EBITDA margin(3) decreased to 2.6% from 5.2% in the prior-year period.
(1) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings per share and is calculated as FDP net income divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

Third Quarter 2021 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	October 1, 2021				September 25, 2020
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$601.2	60%	$40.9	84%	$600.6	61%	$54.2	81%
Banana	365.3	36%	2.4	5%	361.8	36%	10.8	16%
Other products and services	38.3	4%	5.6	11%	27.3	3%	2.3	3%
	$1,004.8	100%	$48.9	100%	$989.7	100%	$67.3	100%

	Nine months ended
	October 1, 2021				September 25, 2020
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$1,906.0	59%	$149.8	57%	$1,897.8	59%	$133.8	62%
Banana	1,210.2	37%	98.2	37%	1,218.4	38%	74.3	35%
Other products and services	118.4	4%	16.0	6%	83.8	3%	6.4	3%
	$3,234.6	100%	$264.0	100%	$3,200.0	100%	$214.5	100%

Fresh and Value-Added Products

Net sales for the third quarter of 2021 increased approximately $1 million compared with the prior-year period, principally as a result of increased net sales of pineapple and avocado. Partially offsetting the increase were decreases in net sales of vegetables, prepared food products and non-tropical fruit. The primary drivers of the variance in net sales were:

•Pineapple net sales increased in most regions driven by higher sales volume, partially offset by lower per unit sales prices.
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Third Quarter 2021 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)

•Avocado net sales increased primarily in North America driven by higher per unit sales prices, partially offset by lower sales volume.

•Vegetables net sales decreased primarily in North America, including our Mann Packing operations, driven by lower sales volume related to lower demand from the foodservice channel, partially offset by higher per unit sales prices.

•Prepared food products net sales decreased primarily in Europe driven by lower availability mainly of canned pineapple products. The prior-year period benefited from heightened customer demand related to the COVID-19 pandemic as more people stocked up on canned goods.

•Non-tropical fruit net sales decreased primarily in the Middle East.

Gross profit for the third quarter was $40.9 million compared with $54.2 million in the prior-year period, primarily due to lower gross profit on avocado, prepared food products, fresh-cut vegetables and pineapple, partially offset by vegetables. Segment performance was negatively impacted by inflationary and cost pressures, which resulted in higher per unit production and distribution costs including packaging materials, fertilizers, inland freight, labor and fuel costs. Gross margin decreased to 6.8% from 9.0% in the prior-year period. The primary drivers of the variance in gross profit were:

•Avocado gross profit decreased in North America primarily driven by lower sales volume coupled with higher per unit production and distribution costs.

•Prepared food products gross profit decreased primarily in Europe driven by lower net sales coupled with higher per unit distribution costs.

•Fresh-cut vegetable gross profit decreased in North America, primarily in our Mann Packing operations, mainly driven by higher per unit product costs and lower production yields.

•Pineapple gross profit decreased primarily in North America due to lower per unit sales prices coupled with higher per unit production and distribution cost.

•Vegetables gross profit increased primarily in the Middle East.
Adjusted Gross profit(3) in the fresh and value-add products segment for the third quarter of 2021 was $40.9 million compared with $55.6 million in the prior-year period.

Banana

Net sales for the third quarter of 2021 increased $3.5 million compared with the prior-year period, principally due to higher net sales in Europe primarily related to higher per unit sales prices.

Gross profit for the third quarter of 2021 was $2.4 million compared with $10.8 million in the prior-year period, primarily driven by Asia and North America. The consolidated decrease was driven by excess industry supply, which lowered per unit sales prices coupled with higher per unit distribution and production costs impacted by inflationary and cost pressures. As a result of these factors, gross margin decreased to 0.7% compared with 3.0% in the prior-year period.

Adjusted Gross profit(3) in the banana business segment for the third quarter of 2021 was $2.4 million compared with $11.2 million in the prior-year period.
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Third Quarter 2021 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)
Cash Flows
Net cash provided by operating activities for the first nine months of 2021 was $151.6 million, compared with $173.9 million in the prior-year period, a decrease of $22.3 million. The decrease was primarily attributable to higher levels of inventories, mainly impacted by the increase in cost of goods largely related to current cost pressures, and receivables. Partially offsetting the decrease were higher net income and higher balances of accounts payable and accrued expenses.

Total Debt
Total debt decreased to $477.0 million at the end of the third quarter of 2021 from $511.1 million at the end of the third quarter of 2020. This improvement reflects our disciplined cash flow management approach including capital expenditure planning and continuing proceeds from assets sales under our Optimization Program. The program, launched in the fourth quarter of 2020, entails selling non-strategic and underutilized assets, including land and facilities (more disclosures related to the Optimization Program are available in the Company's quarterly report on Form 10-Q for the period ended October 1, 2021).
Quarterly Cash Dividend
On November 2, 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on December 10, 2021, to shareholders of record on November 17, 2021.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	October 1, 2021	September 25, 2020	October 1, 2021	September 25, 2020
Net sales	$1,004.8	$989.7	$3,234.6	$3,200.0
Cost of products sold	955.9	920.1	2,967.1	2,964.6
Other product-related charges	—	2.3	3.5	20.9
Gross profit	48.9	67.3	264.0	214.5
Selling, general and administrative expenses	48.0	44.1	148.3	142.4
Gain (loss) on disposal of property, plant and equipment, net	0.5	(0.1)	4.2	1.5
Asset impairment and other charges (credits), net	0.1	(3.5)	(0.3)	(3.8)
Operating income	1.3	26.6	120.2	77.4
Interest expense, net	4.6	4.7	14.9	15.5
Other expense, net	1.8	0.8	5.6	5.2
(Loss) income before income taxes	(5.1)	21.1	99.7	56.7
Income tax (benefit) provision	(6.6)	4.9	9.1	9.4
Net income	$1.5	$16.2	$90.6	$47.3
Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.2	(1.2)	(0.6)	(1.0)
Net income attributable to Fresh Del Monte Produce Inc.	$1.3	$17.4	$91.2	$48.3
Earnings per share(1):
Basic	$0.03	$0.37	$1.92	$1.01
Diluted	$0.03	$0.37	$1.91	$1.01
Dividends declared per ordinary share	$0.15	$0.05	$0.35	$0.20
Weighted average number of ordinary shares:
Basic	47,535,873	47,355,918	47,494,168	47,641,712
Diluted	47,743,758	47,427,723	47,661,055	47,731,747
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	October 1, 2021	January 1, 2021

Assets
Current assets:
Cash and cash equivalents	$19.0	$16.5
Trade and other accounts receivable, net	438.5	435.2
Inventories, net	538.8	507.7
Other current assets	50.3	52.9
Total current assets	1,046.6	1,012.3

Investment in and advances to unconsolidated companies	3.7	1.9
Property, plant and equipment, net	1,418.5	1,420.3
Operating lease right-of-use assets	183.8	170.5
Goodwill	423.8	424.0
Intangible assets, net	144.5	150.4
Other noncurrent assets	166.8	163.9
Total assets	$3,387.7	$3,343.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$550.9	$511.8
Current maturities of debt and finance leases	0.1	0.2
Current maturities of operating leases	30.5	28.8
Other current liabilities	7.1	14.0
Total current liabilities	588.6	554.8

Long-term debt and finance leases	476.9	541.8
Operating leases, less current maturities	125.8	114.4
Other noncurrent liabilities	315.1	332.4
Total liabilities	1,506.4	1,543.4

Redeemable noncontrolling interest	49.4	50.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,810.4	1,728.0
Noncontrolling interests	21.5	21.7
Total shareholders' equity	1,831.9	1,749.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,387.7	$3,343.3

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	October 1, 2021	September 25, 2020
Operating activities:
Net income	$90.6	$47.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.5	70.5
Amortization of debt issuance costs	0.4	0.4
Asset impairments	0.3	2.9
Share-based compensation expense	5.8	6.2
Deferred income taxes	(6.0)	(2.9)
Gain on disposal of property, plant and equipment, net	(4.2)	(1.5)
Foreign currency translation adjustment	(1.7)	1.6
Other, net	(2.8)	—
Changes in operating assets and liabilities:
Receivables	(13.7)	21.9
Inventories	(36.7)	46.0
Prepaid expenses and other current assets	4.6	(6.8)
Accounts payable and accrued expenses	42.8	(18.0)
Other noncurrent assets and liabilities	(0.3)	6.3
Net cash provided by operating activities	151.6	173.9

Investing activities:
Capital expenditures	(83.4)	(92.9)
Proceeds from sales of property, plant and equipment	12.5	9.8
Cash received from derivatives not designated as hedges	4.6	—
Investments in unconsolidated companies	(1.9)	—
Other investing activities	1.0	0.6
Net cash used in investing activities	(67.2)	(82.5)

Financing activities:
Net repayments on debt	(64.9)	(76.0)
Distributions to noncontrolling interests	(5.2)	(6.3)
Net payments related to share-based awards	(0.4)	(0.6)
Dividends paid	(16.6)	(9.6)
Repurchase and retirement of ordinary shares	—	(20.8)
Other financing activities	0.4	1.9
Net cash used in financing activities	(86.7)	(111.4)
Effect of exchange rate changes on cash	4.8	0.7
Net increase (decrease) in cash and cash equivalents	2.5	(19.3)
Cash and cash equivalents, beginning	16.5	33.3
Cash and cash equivalents, ending	$19.0	$14.0

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges (credits), net, gain on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted Diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.
Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	October 1, 2021				September 25, 2020
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$48.9	$1.3	$1.3	$0.03	$67.3	$26.6	$17.4	$0.37
Adjustments:
Other product-related charges (1)	—	—	—	—	2.3	2.3	2.3	0.05
Asset impairment and other charges (credits), net (2)	—	(0.2)	(0.2)	—	—	(3.5)	(3.5)	(0.07)
(Gain) loss on disposal of property, plant and equipment, net (3)	—	(0.8)	(0.8)	(0.02)	—	0.1	0.1	—
Other adjustments (4)	—	—	0.2	—	(0.5)	(0.2)	(0.2)	—
Tax effects of all adjustments and other tax-related items (5)	—	—	0.2	—	—	—	0.3	—
As adjusted	$48.9	$0.3	$0.7	$0.01	$69.1	$25.3	$16.4	$0.35

	Nine months ended
	October 1, 2021				September 25, 2020
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$264.0	$120.2	$91.2	$1.91	$214.5	$77.4	$48.3	$1.01
Adjustments:
Other product-related charges (1)	3.5	3.5	3.5	0.07	20.9	20.9	20.9	0.44
Asset impairment and other charges (credits), net (2)	—	(0.6)	(0.6)	(0.01)	—	(3.8)	(3.8)	(0.08)
(Gain) loss on disposal of property, plant and equipment, net (3)	—	(4.5)	(4.5)	(0.09)	—	(1.5)	(1.5)	(0.03)
Other adjustments (4)	—	—	0.1	—	(0.5)	—	—	—
Tax effects of all adjustments and other tax-related items (5)	—	—	(0.5)	(0.01)	—	—	(5.4)	(0.11)
As adjusted	$267.5	$118.6	$89.2	$1.87	$234.9	$93.0	$58.5	$1.23

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	October 1, 2021			September 25, 2020
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$40.9	$2.4	$5.6	$54.2	$10.8	$2.3
Adjustments:
Other product-related charges (1)	—	—	—	1.9	0.4	—
Other adjustments (4)	—	—	—	(0.5)	—	—
Adjusted Gross profit	$40.9	$2.4	$5.6	$55.6	$11.2	$2.3

	Nine months ended
	October 1, 2021			September 25, 2020
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$149.8	$98.2	$16.0	$133.8	$74.3	$6.4
Adjustments:
Other product-related charges (1)	4.7	(1.2)	—	18.6	2.2	0.1
Other adjustments (4)	—	—	—	(0.5)	—	—
Adjusted Gross profit	$154.5	$97.0	$16.0	$151.9	$76.5	$6.5

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended
	October 1, 2021	September 25, 2020	October 1, 2021	September 25, 2020
Net income attributable to Fresh Del Monte Produce Inc.	$1.3	$17.4	$91.2	$48.3
Interest expense, net	4.6	4.7	14.9	15.5
Income tax (benefit) provision	(6.6)	4.9	9.1	9.4
Depreciation & amortization	25.6	23.7	72.5	70.5
Share-based compensation expense	2.1	1.6	5.8	6.2
EBITDA	$27.0	$52.3	$193.5	$149.9

Adjustments:
Other product-related charges (1)	—	2.3	3.5	20.9
Asset impairment and other charges (credits), net (2)	(0.2)	(3.5)	(0.6)	(3.8)
(Gain) loss on disposal of property, plant and equipment, net (3)	(0.8)	0.1	(4.5)	(1.5)
Other adjustments (4)	0.2	(0.2)	0.1	—
Adjusted EBITDA	$26.2	$51.0	$192.0	$165.5

Net sales	$1,004.8	$989.7	$3,234.6	$3,200.0

EBITDA margin(a)	2.7%	5.3%	6.0%	4.7%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin(b)	2.6%	5.2%	5.9%	5.2%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the nine months ended October 1, 2021 primarily consisted of (1) $3.4 million of non-tropical fruit inventory write-offs due to inclement weather in Chile, (2) $1.4 million in repair expenses related to hurricane damage to the Company's Guatemala banana operations in the fourth quarter of 2020, and (3) a $1.3 million inventory write-off due to the contracted sale of production equipment in the Middle East. Partially offsetting these other product-related charges for the nine months ended October 1, 2021 was a $2.5 million insurance recovery associated with the Guatemala hurricane damage. Other product-related charges for the quarter and nine months ended September 25, 2020 primarily related to inventory write-offs resulting from lower demand for certain of the Company's products due to the COVID-19 pandemic, principally related to the fresh and value-added products segment. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets in the first nine months of 2020 which negatively affected the pricing and demand for its products, including within its foodservice distribution channel. Other product-related charges for the quarter and nine months ended September 25, 2020 also included incremental costs incurred for cleaning and social distancing protocols associated with the COVID-19 pandemic.

(2)Asset impairment and other charges (credits), net for the nine months ended October 1, 2021 primarily included (1) a $0.8 million insurance recovery associated with damages to fixed assets in Guatemala caused by two hurricanes in the fourth quarter of 2020 and (2) severance expense incurred in connection with the exit from a facility in Europe. Asset impairment and other charges (credits), net for the quarter ended September 25, 2020 primarily related to a $4.4 million insurance recovery associated with the 2019 voluntary product recall and $0.8 million in severance expense related to the reorganization of the North America sales and marketing function. Asset impairment and other charges (credits), net for the nine months ended September 25, 2020 primarily related to (1) a $10.4 million insurance recovery related to the 2019 voluntary product recall, (2) a $2.0 million charge relating to a settlement with the California Air Resource Board (refer to the Form 10-K for the year ended January 1, 2021 for further information on this matter), (3) $2.1 million in impairments of property, plant, and equipment associated with production facilities in North America and Europe, (4) $1.5 million in severance expense related to the reorganization of the North America sales and marketing function, and (5) $0.8 million in asset impairment charges associated with low-yielding banana plants in the Philippines.

(3)Gain (loss) on disposal of property, plant and equipment, net for the quarter ended October 1, 2021 primarily related to sales of assets in the Middle East and Europe. For the nine months ended October 1, 2021, gain (loss) on disposal of property, plant and equipment, net also included a $2.4 million gain on the sale of a refrigerated vessel and a $1.1 million gain on the sale of vacant land in the Middle East. Gain (loss) on disposal of property, plant and equipment, net for the quarter ended September 25, 2020 primarily related to a loss on disposal of certain production assets in North America which was partially offset by a gain on the sale of surplus land in Chile. Gain (loss) on disposal of property, plant and equipment, net for the nine months ended September 25, 2020 primarily related to gains on the sale of surplus land in Chile.

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(4)Other adjustments for the quarter and nine months ended October 1, 2021, primarily related to the portions of the gain on disposal of property, plant, and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests. Other adjustments for the quarter and nine months ended September 25, 2020 include a $0.5 million reversal of customer credit claims, reflected in net sales, associated with the 2019 voluntary product recall due to the realization of less claims than originally estimated. Other adjustments for the quarter ended September 25, 2020 also included $0.3 million of estimated trade receivable credit losses, reflected in selling, general, and administrative expenses, primarily relating to the Company's foodservice customer base as a direct result of the COVID-19 pandemic. For the nine months ended September 25, 2020, these estimated credit losses associated with the COVID-19 pandemic were $0.5 million.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The nine months ended October 1, 2021 included a $0.8 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security (CARES) Act, while the nine months ended September 25, 2020 included a $1.7 million CARES Act tax benefit.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the third quarter 2021 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the MANN™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including (i) the impact of the COVID-19 pandemic and related restrictions on the Company operations and results, (ii) expectations regarding inflationary pressures and the impacts to the Company's operating results, (iii) the Company’s anticipated dividend payment, and (iv) expectations regarding capital investments. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 outbreak on our business, suppliers, customers, consumers, employees, and communities, (ii) disruptions or inefficiencies in our operations or supply chain, including any impact of the COVID-19 outbreak, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, particularly in light of COVID-19, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets, (vi) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (ix) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (x) the impact of inflation and foreign currency fluctuations, (xi) our plans for expansion of our business (including through acquisitions) and cost savings, (xii) our ability to successfully integrate acquisitions into our operations, (xiii) the impact of impairment or other
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Fresh Del Monte Produce Inc.

charges associated with exit activities, crop or facility damage or otherwise, (xiv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xv) the impact of changes in tax accounting or tax laws (or interpretations thereof), the impact of claims or adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xvi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xvii) damage to our reputation or brand names or negative publicity about our products, (xviii) exposure to product liability claims and associated regulatory and legal actions, product recalls, including the continuing impact of the 2019 Mann packing recall, or other legal proceedings relating to our business, (xix) our ability to successful implement our optimization program and to realize its expected benefits within the anticipated timeframe, and (xx) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2021 and its Annual Report on Form 10-K for the year ended January 1, 2021, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Ana Miranda
Vice President, Global FP&A and Investor Relations
305-520-8433
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